Exhibit 99.1

IDT Corporation
Third Quarter Fiscal 2009 Results - Questions and Answers

During its Q3 2009 earnings webcast and earnings release, IDT Corporation (NYSE: IDT; IDT.C) solicited questions in writing from investors and other interested persons in lieu of conducting a live question and answer session.

Questioners were asked to e-mail questions to invest@corp.idt.net by the close of business on Tuesday, June 9th.  We said that in those instances where we could provide a constructive answer, we would post the questions received along with the name of the questioner and the questioner’s corporate affiliation – if any – and our answers on the IDT Corporation’s website as early as the close of business on Friday, June 12th.  This document is also being filed with the SEC in a Form 8-K.

By soliciting questions in writing rather than during a live Q&A session, we hoped to achieve several objectives including:

1)	Increasing the quantity of questions. The number of questions posed by investors has been declining in recent quarters. For instance, during the Q2 2009 earnings call, no questions were asked.
2)
Allowing investors more time to submit thoughtful questions.  The written Q&A format this quarter allowed investors time to read and digest the Company’s earnings release and management’s remarks before submitting questions.

3)
Improving the quality of our responses.  The written Q&A format being introduced this quarter allows us additional time to prepare comprehensive answers to questions and to draw, when needed, from additional resources inside and outside the company that might not have been available during a live Q&A session.

Thank you for your continued interest in IDT Corporation.

In this question and answer document, all statements made by us that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies; our ability to manage our growth; impact of government regulation; our ability to obtain telecommunications products or services required for our products and services; and general economic conditions, particularly in the telecommunications markets.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Mark Holt

Q: Has there been any consideration given to spinning off AMSO and IDT ENERGY into a stand alone company -- if so,what is the potential time frame of such a spin off?

A:  As IDT’s CEO Jim Courter mentioned in his remarks on the webcast, we are considering various transactions and other strategic options to increase shareholder value.  The Board’s recent decision to spin-off of CTM Media Holdings is one example of our strategic efforts designed to create value while simplifying IDT’s structure and streamlining its operations.  Management and the Board will continue to evaluate available options, taking into consideration, among other factors, the capital and cash-flow needs of the businesses, potential operational synergies, and their estimated values on a consolidated or separated basis.

Karim Armand, Colbert Investment Management

Q1: Total will provide a majority of the RD&D funding for AMSO. Could you please clarify what majority means: 51%, 75% or 95%?

A1:  Our agreement with Total precludes us from disclosing the details of their financial commitment, but we can tell you that during the course of the project the level of funding provided by Total falls from its current level to 50% as the project progresses.

Q2: From the AMSO website regarding the Lease, I suppose 720B barrels potential refers to Uinta Basin, with additional 4960 acres = 10B barrels potential. However the current Lease is 160 acres = 323MM barrels roughly (estimates, potential, etc.)?

A2:  AMSO’s leasehold is located within the Piceance Basin on Colorado’s Western Slope.  The USGS recently increased the estimated in-place reserves in the Basin to 1.525 trillion barrels.  AMSO’s 160-acre RD&D site is for process development and demonstration, not commercial production.  AMSO’s 5,120-acre commercial preference lease tract, which includes the RD&D site, contains approximately 2.0 to 2.5 million barrels per acre of in-place reserves, based on our assays of core samples.  However, only part of the in-place reserves can be extracted given current technologies.  Moreover, our initial plan restricts production to the illite layer below the aquifers, in order to protect the water above.  This limits the estimated recoverable reserves to approximately 200,000 barrels per acre totaling about 1 billion barrels in potentially extractable reserves within the commercial preference lease tract.  As technologies are developed to facilitate environmentally sound extraction processes from additional areas of the shale formation, we eventually expect to pursue the remaining reserves within our commercial lease. The recovery technology demonstration, environmental and regulatory framework, and production costs all have significant uncertainties that could prevent commercial development. Commercial production is, we think, a minimum of five to seven years away.

Q3:  Also, the Plan to extract 25 gallon/ton means that 10B barrels would be extracted from 17B tons roughly (10B bls x 42 gals/25 gals). Is that correct? (I am trying to get a figure for the Lease potential (s) in tons vs gallons or barrels.)

A3:  The 10 billion barrels is nominally correct for the total in-place resource of the 5,120-acre commercial lease, but it does not represent what can be recovered economically.  The average Fischer Assay grade of the oil shale is about 25 gal/ton, but recovery efficiency will reduce that to perhaps 14 gal/ton.  Consequently, about 3 tons of shale will be processed to produce a barrel of oil.  In our initial plan, we will avoid the shale above the aquifers by targeting the illite layer.  As we said in our answer to your previous question, the total recovery from the initially targeted resource is estimated to be about 1 billion barrels.  As technologies are developed to facilitate environmentally sound extraction processes from additional areas of the shale formation, we expect to pursue the remaining reserves within our commercial lease.

Q4:   What kind of run rate OCF or EBITDA should one be thinking of?

A4:  We do not provide earnings guidance.

During Q3 2009, net cash used in operating activities (or operational cash flow (OCF)) for the quarter was negative ($3.9) million. However, this includes the $25.0 million IDT paid to the IRS during the quarter.

Regarding EBITDA, during Q3, we reported Adjusted EBITDA (as defined in the earnings release and the accompanying schedule reconciling Adjusted EBITDA to the corresponding GAAP measure loss from operations) of $14.7 million.  We also said that we expected gross margins for IDT Energy to return to the 10% to 15% range at some point, compared to the 29.7% during Q3 2009.  We also noted that company wide Adjusted EBITDA growth would likely be constrained by this expected decline in IDT Energy’s gross margin, and may be impacted by further pricing and volume demand pressures at IDT Telecom.  These factors would likely constrain OCF improvement in the coming quarters as well.

Bryan Suchanyc, Cross Management Corporation

Q1:  Can you provide further detail on cash flow from operations breaking out the payment to the IRS and any one time items such as money received from sales of any assets so we can get a clear picture of true cash flow from the operating business.

A1:  During the nine months ended April 30, 2009, our net cash used in operating activities was negative ($96.7) million.  Included in that total were payments to the IRS of $95.0 million.  As for cash flow from financing and investing activities, we refer you to the Statement of Cash Flows and associated notes contained in our latest Form 10-Q, as well as the Management’s Discussion and Analysis of Financial Condition and Results of Operations in that filing. Our Form 10-Q is available through the investor relations portion of our website, www.idt.net

Q2:  Can you make a conservative estimate of what you expect cash flow to be over the next 2 quarters based on operations, excluding any gains from asset sales or one time payments to IRS or other legal settlements.

A2:  Please see our response to Karim Armand’s similar question (Q4) above.

Q3:  Can you make any further comments to the $40,000,000 IDT owes T-Mobile?

A3:  Updates on all litigation, including this matter, are provided in the Form 10-Q for Q3 2009 which we filed on June 9, 2009 with the SEC.  The filing is available through the investor relations portion of our website, www.idt.net.

With respect to T-Mobile, we cannot yet supplement the relevant passage from our Form 10-Q for Q3 2009:

“On May 18, 2009, a subsidiary of the Company was served with notice of a complaint (which was subsequently amended) filed on May 15, 2009 by T-Mobile USA, Inc. (“T-Mobile”) against IDT Domestic Telecom, Inc. (“Domestic Telecom”), in the Superior Court of the State of Washington, King County. The complaint alleges that Domestic Telecom breached a Wholesale Supply Agreement entered into between T-Mobile and Domestic Telecom in February 2005, as amended, by failing to purchase at least $75 million in services from T-Mobile (T-Mobile claims that Domestic Telecom purchased only approximately $31 million of services). T-Mobile is seeking monetary damages, including interest and costs, in an amount to be determined at trial. The Company believes that it has valid defenses to T-Mobile’s allegations and intends to conduct a vigorous legal defense. This matter is in its early stages and therefore the Company is unable to form an estimate of any potential liabilities to the Company related to this matter.”

Q4:  Can you give an update on any of the other pending lawsuits?

A4:  Please see our answer to your Q3 immediately above.

Tim McCollum

Q1:  Last June, Chairman Jonas stated "we believe that we own real time communications in the internet."  Since then, despite significant growth in VOIP telephony, we have heard virtually nothing about revenues from this source, and nothing about prospects for future growth.  What revenues are we producing from real time internet communications and what are the growth prospects?

A1:  Mr. Jonas was referring to certain patents owned by our Net2Phone subsidiary that are the subject of ongoing litigation with Skype.  The litigation is continuing and any appropriate disclosure is contained in the legal proceedings section of our quarterly report on Form 10-Q for the third quarter of fiscal 2009, which we filed with the S.E.C. on June 9, 2009, and which is available through the investor relations portion of our website, www.idt.net.

Net2Phone, which has been integrated operationally with IDT Telecom, operates in the VoIP telephony space, and we utilize VoIP technology for many of our core telecom offerings.  More specifically, our cable telephony business is based on a VoIP solution.  As we have disclosed, our telecom operations remain subject to intense competition and pricing pressure, as well as being negatively impacted by recent declines in both business and consumer spending and demand.

Q2:  What is the status of the Tyco lawsuit?

A2:  Updates on all litigation, including this case, are provided in the Form 10-Q for Q3 2009 which we filed with the SEC on June 9, 2009.  The filing is available through the investor relations portion of our website, www.idt.net.

With respect to Tyco, here is the relevant passage from our Form 10-Q for Q3 2009:

“On May 5, 2004, the Company filed a complaint in the Supreme Court of the State of New York, County of New York, seeking injunctive relief and damages against Tyco Group, S.A.R.L., Tyco Telecommunications (US) Inc. (f/k/a TyCom (US) Inc.), Tyco International, Ltd., Tyco International (US) Inc., and TyCom Ltd. The Company alleged that the defendants breached a settlement agreement that they had entered into with the Company to resolve certain disputes and civil actions among the parties. The Company alleged that the defendants did not provide the Company, as required under the settlement agreement, free of charge and for the Company’s exclusive use, a 15-year indefeasible right to use four Wavelengths in Ring Configuration (as defined in the settlement agreement) (“Wavelengths”) on a global undersea fiber optic network that TyCom Ltd. was deploying at that time. In June 2004, Tyco International (US) Inc. and Tyco Telecommunications (US) Inc. asserted several counterclaims against the Company, alleging that the Company breached the settlement agreement and is liable for damages for allegedly refusing to accept the defendants’ offer regarding the Wavelengths referenced in the settlement agreement and for making a public statement that Tyco failed to provide the Company with the use of its Wavelengths. The parties completed pre-trial discovery and each party filed motions for summary judgment. On July 11, 2007, the Court granted the Company’s motion for partial summary judgment on liability, and granted its motion for summary judgment on Tyco’s counterclaims. On November 21, 2007, Tyco filed a notice of appeal of the order granting the Company’s motion for summary judgment on liability. On January 24, 2008, the Appellate Court granted a motion made by Tyco and stayed proceedings in the trial court until the appeal is decided. On August 19, 2008, the Appellate Division issued a decision and order reversing the trial court’s grant of partial summary judgment on the issue of liability to the Company and granted the portion of defendants’ cross motion seeking summary judgment dismissing the complaint and remanded the matter to the Supreme Court for further proceedings. On September 18, 2008, the Company filed its request for reargument, or in the alternative, for leave to appeal to the Court of Appeals. On December 30, 2008, the Appellate Division granted the Company’s request for leave to appeal to the Court of Appeals. On May 18, 2009, the parties submitted the briefs on that appeal and oral argument is scheduled for September 15, 2009.”